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                                                                  Execution Copy




                           MANAGEMENT VOTING AGREEMENT

     MANAGEMENT VOTING AGREEMENT dated as of December 23, 1998, among Capital Z Financial Services Fund II, L.P., a Bermuda limited partnership ("Capital Z"), and Cary Thompson and Neil Kornswiet (collectively, the "Shareholders").

     WHEREAS, the Shareholders desire that the Aames Financial Corporation, a Delaware corporation (the "Company"), and Capital Z enter into a Preferred Stock Purchase Agreement dated as of the date hereof (as the same may be amended from time to time, the "Purchase Agreement"), which provides, among other things, that Capital Z, together with certain Capital Z affiliates and co-investors as provided therein, will purchase shares of the Company's Series B Convertible Preferred Stock, par value $0.001 per share ("Series B Preferred Stock") and Series C Convertible Preferred Stock, par value $0.001 per share ("Series C Preferred Stock," and, together with the Series B Preferred Stock, "Senior Preferred Stock"), in the amounts and subject to the conditions set forth in the Purchase Agreement; and

     WHEREAS, the Shareholders are executing this Agreement as an inducement to the Company and Capital Z to execute and deliver the Purchase Agreement.

     NOW THEREFORE, in consideration of the execution and delivery by the Company and Capital Z of the Purchase Agreement and the mutual covenants, conditions and agreements contained therein and herein, the parties hereto agree as follows:

     SECTION 1. Representations and Warranties. Each of the Shareholders severally and not jointly represents and warrants to the Company and Capital Z as to himself (and not as to any other Shareholder) as follows:

     (a) Such Shareholder is the record and beneficial owner of the number of shares of the Company's common stock, par value $0.001 per share ("Common Stock") (together with any shares of Common Stock or other voting securities of the Company, including, without limitation, Senior Preferred Stock, with respect to which the Shareholder obtains voting power after the date hereof, the "Shares"), as set forth on hereto (which Exhibit shall be amended after the date hereof to include any voting securities of the Company with respect to which the Shareholder obtains voting power after the date hereof). Except for such number of Shares and except for Shares, if any, (i) issuable in connection with options outstanding as of the date hereof or (ii) which such Shareholder has agreed to purchase in connection with the transactions contemplated by the Purchase

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Agreement, such Shareholder is not the record or beneficial owner of any shares of Common Stock.

     (b) Such Shareholder has the authority to execute, deliver and perform this Agreement without the necessity of obtaining any third party consent, approval, authorization or waiver, or giving of any notice or otherwise, except for such consents as have been obtained, are unconditional and are in full force and effect.

     (c) This Agreement has been duly executed and delivered by such Shareholder and, assuming due execution and delivery thereof by the Company and Capital Z, constitutes the legal, valid, and binding obligation of such Shareholder enforceable against the Shareholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

     (d) The execution, delivery, and performance of this Agreement by such Shareholder will not (i) result in the breach of or constitute a default under any contract to which such Shareholder is subject, (ii) constitute a violation of any Law applicable or relating to such Shareholder or (iii) result in the creation of any Lien.

     (e) Except for this Agreement, there are no voting trusts or other agreements or understandings, including, without limitation, any proxies, in effect governing the voting of the Shares.

     (f) Such Shareholder does not hold, and has not issued, any proxies, or securities convertible into or exchangeable for or any options, warrants, or other rights to purchase or subscribe for any shares of Common Stock.

     (g) The Shares and the certificates representing such Shares are now and until the earlier to occur of June 30, 1999 and consummation of the Recapitalization will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever other than as created by this Agreement.

     (h) Such Shareholder understands and acknowledges that the Company and Capital Z are entering into the Purchase Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

     (i) There are no undertakings, agreements, arrangements or understandings of the type required to be disclosed by the Company pursuant to Item 404 of Regulation S-K

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under the Securities Act in filings by the Company with the Securities and
Exchange Commission in effect between such Shareholder, or any of his or her affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand, which have not been fully and completely disclosed, in writing, to Capital Z.

     SECTION 2. Voting Agreement. Each Shareholder agrees with, and covenants to, Capital Z as follows:

          (a) At the Shareholders' Meeting or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval will be held or solicited with respect to the increase of the authorized capital stock of the Company as contemplated by the Purchase Agreement (the "Charter Amendment"), such Shareholder shall vote (or cause to be voted) or shall consent, execute a consent or cause to be executed a consent in respect of the Shares in favor of the Charter Amendment and the Stock Split.

          (b) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought while the Purchase Agreement remains in effect, such Shareholder shall vote (or cause to be voted) the Shares against (i) any Alternative Transaction or any action which is a component of any Alternative Transaction or would be a component of an Alternative Transaction if it were contained in a proposal, or (ii) any other matter submitted to the shareholders of the Company, including, without limitation, any amendment of the Company's Certificate of Incorporation or By-Laws, which matter would in any manner partially or wholly prevent or materially impede, interfere with or delay any of the transactions contemplated by the Purchase Agreement, as determined in good faith by Purchaser and with respect to which Purchaser provides written notice to the Shareholder.

          (c) In the event that the Recapitalization (as defined in the Purchase Agreement) is not consummated prior to June 30, 1999, each Shareholder agrees to vote all Shares for which he has or shares the power to vote, or grant a consent for approval in respect of such Shares in any manner permitted by the DGCL, as such Shareholder is directed by the board of directors of the Company, on any matters submitted to the shareholders of the Company, other than the election of directors. The foregoing agreement shall terminate automatically upon the termination of this Agreement with respect to any Shares owned by such person upon transfer of such Shares pursuant to Section 7. The Company shall be a third party beneficiary of this Agreement for the purposes of this Section 2(c).

          (d) Each Shareholder represents and warrants to the Company and Capital Z that any proxies heretofore given in respect of the Shares are not irrevocable, and that any such


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     proxies are hereby revoked, to the extent in conflict with Section 2(c)
     hereof.

          (e) Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution of the Purchase Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

     SECTION 3. Covenants of the Shareholder. Each Shareholder agrees with, and covenants to, Capital Z that such Shareholder shall not on or prior to the earlier to occur of June 30, 1999 or the consummation of the Recapitalization,
(i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, encumbrance (other than an unforeclosed pledge or encumbrance for financing purposes where the Shareholder retains sole voting power with respect to all pledged securities), or other disposition), or consent to any transfer of, any or all the Shares or any interest therein, unless the transferee(s) of such Shares agrees in writing to be bound by the provisions of this Agreement applicable to such Shareholder, (ii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, except under or in accordance or not in conflict with this Agreement, or
(iii) deposit such Shares into a voting trust, enter into a voting agreement or arrangement with respect to such Shares or otherwise limit such Shareholder's power to vote his or her Shares in a manner that conflicts with this Agreement.

     SECTION 4. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock, or the acquisition of additional shares of Common Stock or other voting securities of the Company by such Shareholder, the number of Shares set forth in Section 1(a) hereof shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other voting securities of the Company issued to or acquired by such Shareholder.

     SECTION 5. Shareholder Capacity. No person executing this Agreement who is or becomes a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Each Shareholder signs solely in such Shareholder's capacity as the record and beneficial owner of the Shares.

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     SECTION 6. Further Assurances. Each Shareholder shall, upon request of
Capital Z, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Capital Z to be necessary or desirable to carry out the provisions hereof.

     SECTION 7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the date upon which the Recapitalization has been consummated and the Shareholder Approval has been obtained or the Purchase Agreement is earlier terminated in accordance with its terms, except that no Shareholder shall be relieved of any liability for breach of this Agreement by such Shareholder prior to such termination. Further, this Agreement shall terminate with respect to any Shares which are transferred as permitted by Section 3 hereof.

     SECTION 8. Defined Terms. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Purchase Agreement.

     SECTION 9. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be sufficiently given if sent by registered or certified mail, postage prepaid, or overnight air courier service, or telecopy or facsimile transmission (with hard copy to follow) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Capital Z, to the address set forth in
Section 7.3 of the Purchase Agreement; and (ii) if to any Shareholder, to the address set forth opposite such Shareholder's name on Exhibit A hereto.

     SECTION 10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 11. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective as to any Shareholder when one or more counterparts have been signed by Capital Z and such Shareholder and delivered to Capital Z and such Shareholder.

     SECTION 12. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     SECTION 13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any applicable conflicts of law principles of such State.

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     SECTION 14. Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a), and except that Capital Z may assign its rights under this Agreement to any transferee of any of the Company's securities acquired by it under the Purchase Agreement (and any such transferee may similarly assign its rights in connection with any further transfer of such securities, in whole or in part). Any assignment in violation of the foregoing shall be void.

     SECTION 15. Enforcement. Each party agrees that irreparable damage would occur and that the other party hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches by the other party hereto of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware State court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware State court.

     SECTION 16. Severability. If any term or provision hereof, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable with respect to such jurisdiction, and only to such extent, and the remainder of the terms and provisions hereof, and the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as close as possible to the invalidated or unenforceable term or provision, and that puts each party in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

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     SECTION 17. Amendment; Modification; Waiver. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.



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     IN WITNESS WHEREOF, Capital Z and the Shareholders have caused this
Agreement to be duly executed and delivered as of the date first written above.




                             CAPITAL Z FINANCIAL SERVICES FUND II, L.P.,
                                      By its General Partner

                                      CAPITAL Z PARTNERS, L.P.,
                                               By its General Partner

                                               CAPITAL Z PARTNERS, LTD.



                                      By: /s/ Adam M. Mizel
                                          -----------------------------
                                      Name:   Adam M. Mizel
                                      Title:  Partner




                                  SHAREHOLDERS:


                                          /s/ Cary H. Thompson
                                      ---------------------------------
                                                   Cary Thompson


                                          /s/ Neil B. Kornswiet
                                      ---------------------------------
                                                   Neil Kornswiet


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                                  EXHIBIT A

Shareholder               Shares of               Options           All Other
                        Common Stock            Exercisable        Options Owned
                            Owned                within 60
                                                 days from
                                                 12/23/98
-----------             -------------           -----------        -------------
Cary H. Thompson            21,900                900,759             719,541
1944 Fairburn Ave.
Los Angeles, CA  90025

Neil B. Kornsweit        1,822,860                575,000              80,000
16105 Whitecap Lane
Huntington Beach, CA  92649